Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of

Bedford Property Investors, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2004, relating to the financial statements and the financial statement schedule, which appears in the Form 10-K of Bedford Property Investors, Inc. for the year ended December 31, 2003.

/s/    PricewaterhouseCoopers LLP

San Francisco, California

May 12, 2004